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Exhibit 2.1

CONTRACT FOR SALE OF STOCK

    This Contract for Sale of Stock is made effective November 8, 1999, between, John R. Marsh ("Marsh"), Ronald W. Hogan ("Hogan") and Charles E. Bowen, Jr., ("Bowen") (together as "Sellers"), and Internet Law Library, Inc., a Delaware corporation ("Buyer"). The parties agree to the following terms and conditions of sale and purchase.

    1.  Purchase Price.  Sellers agrees to sell and Buyer agrees to buy all of Sellers' stock in GoverNet Affairs, Inc., a Georgia corporation, for a total price of One Million Three Hundred Thousand Dollars ($1,300,000) to be paid in shares of common stock of Buyer. The number of such shares shall be determined by dividing a numerator consisting of $1,300,000 by a denominator consisting the average of the closing price of the Buyer's common stock during the five (5) trading days preceding the effective date of this Contract as reported by Bloomberg.com.

    2.  If, after the closing of this Contract, there is a public offering for purposes of registering newly issued shares of Buyer's common stock pursuant to the Securities Act of 1933, as amended, other than a registration for consultants or market makers, Sellers' stockholders, are each granted the right of registration for not more than fifteen percent (15%) of their holdings at the time of such registration.

    3.  Hogan will serve on the Executive Committee of Internet Law Library, Inc., and on the Board of Directors of GoverNet Affairs, Inc. for at least three (3) years following the closing of this Contract.

    4.  Stock Option.  At the closing of this Contract, an option to purchase 320,000 shares of Buyer's common stock, will be granted to Sellers Hogan, Bowen, and Marsh (i.e. 166,250 shares to Hogan; 78,750 shares to Bowen; and 75,000 shares to Marsh) under the terms summarized in this paragraph and as described in form and substance in the Stock Option Agreement attached as Exhibit A to this Contract (to be executed contemporaneously with this Contract):

      (a) Subject to fully satisfying the conditions set forth in paragraph 4 (c) below, the options will vest, pro rata, beginning on August 31, 2000, according to the following schedule:

      (1)  Series No. 1, 100,000 shares at August 31, 2000;
      (2)  Series No. 2, 100,000 shares at August 31, 2001; and
      (3)  Series No. 3, 120,000 shares at August 31, 2002.

      and, to the extent vesting occurs, each option will have a term of ) five (5) years from the date of vesting, during which term the option may be exercised in whole or in part;

      (b) The exercise price for each option shall be the closing price of the Buyer's common stock on the effective date of this Contract.

      (c) The options will vest if the financial results of Sellers' revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA"), as determined from the application of generally accepted accounting principles, consistently applied, during each of the periods specified below, equal or exceed the following conditions:

(i.)
As to Series No. 1 shares, for the eight months ended June 30, 2000, revenue of $977,450, and EBITDA that is equal to or greater than 6.0 % of revenue,

(ii.)
As to Series No. 2 shares, for the year ended June 30, 2001, revenue of $1,425,225, and EBITDA that is equal to or greater than 8.0 % of revenue, and

(iii.)
As to Series No. 3 shares, for the year ended June 30, 2002, revenue of $1,781,530, and EBITDA that is equal to or greater than 10.0 % of revenue.

(iv.)
Buyer agrees in good faith not to take any actions (or omit to take any actions) that would adversely affect Sellers' ability to meet these goals. In addition, the Compensation Committee may nevertheless vest all or part of the options.

    5.  Employment Agreements.  Buyer agrees to cause GoverNet Affairs, Inc. to offer employment agreements to Hogan and John R. Marsh, which agreements will provide for the terms generally described on Exhibit C to this Contract and such other terms as the parties shall mutually agree.

    6.  Right of First Refusal.  If at any time during three (3) years after closing of this Contract, Buyer considers selling all or a controlling interest in GoverNet Affairs, Inc. (or all or substantially all of its assets), as a stand-alone or independent business unit, then Hogan may exercise a right of first refusal to purchase GoverNet Affairs, Inc. from Buyer under terms that are at least identical to the terms offered to Buyer by a third party. Hogan will have fifteen (15) business days from receipt of Buyer's written notification in which to exercise this option.

    7.  Unregistered Shares of Common Stock.  The shares of Buyer's common stock to be conveyed to Sellers as purchase consideration and pursuant to any stock option agreements referred to in this Contract are not registered with the United States Securities and Exchange Commission, nor the Securities Commission of any state and will be subject to Section 144 of the SEC rules.

    8.  Representations of Sellers

      (a) GoverNet Affairs, Inc. is a validly organized and existing Georgia corporation and has the corporate power and authority to carry on its business as it is now being conducted.

      (b) Sellers have full power and authority to sign and enter into this Contract and carry out the transactions contemplated by it. The signing, delivery, and performance of this Contract will not violate the Certificate of Incorporation, Bylaws, or, to Sellers' knowledge, any law, agreement, or instrument to which GoverNet Affairs, Inc. is a party or by which it is bound. To Sellers' knowledge, none of Sellers' actions in selling their stock are prohibited by or have violated or will violate any law in effect on the date of this Contract or on the date of closing.

      (c) Sellers warrant that GoverNet Affairs, Inc. has timely prepared and filed all federal, state, and local tax returns and reports as required and all taxes due have been paid in full. Sellers agree to assume responsibility for any and all income tax liabilities and penalties, whether arising from Federal, state or local jurisdictions and whether attributable to corporate or personal tax events, arising prior to or as a result of the closing this Contract.

      (d) Sellers have good and merchantable title to their stock sold under this Contract, and their stock is not subject to any mortgage, pledge, sales agreement, security agreement, secured or unsecured charge or encumbrance, and to Sellers' knowledge, there are no claims, asserted or unasserted, against GoverNet Affairs, Inc., Sellers' stock, or any asset of GoverNet Affairs, Inc., except as disclosed in this Contract and any attached exhibits.

      (e) The documents of GoverNet Affairs, Inc. listed in Exhibit B attached to and made a part of this Contract are, to Sellers' knowledge, true and accurate.

      (f)  Sellers have not sold or conveyed or transferred any assets or committed to any obligations since the completion of the due diligence.

    9.  Representations of Buyer

      (a) Buyer represents that it is qualified to purchase these shares under the relevant rules and regulations of the United States Securities and Exchange Commission and the Securities Commission of any state that may have jurisdiction.

      (b) Buyer further represents that it is not purchasing these shares with an intention of resale, nor will it take any actions that may result in it being considered an underwriter of the shares.

    10. Confidentiality.  Buyer and Sellers acknowledge that during the course of their discussions leading to and in any way relating to this Contract, certain confidential information about both parties has been and will be divulged to the other. Buyer and Sellers agree not to disclose such confidential information to any person, other than attorneys, accountants, and employees with a need to know, without first obtaining the written consent of the other party. Prior to closing of this Contract, the parties agree not to disclose the existence of this Contract nor of any discussions relating to it or to the sale and purchase outlined in this Contract.

    11. Other Agreements.

  (a)
  Buyer agrees to reimburse Hogan and/or Bowen for any and all funds loaned or advanced to GoverNet Affairs, Inc. to pay reasonable operating expenses not to exceed $22,000; and

  (b)
  Buyer agrees to assume and pay the Optima debt of GoverNet Affairs, Inc. as of October 1, 1999, as well as Hogan's Optima debt as of October 1, 1999, that were incurred to acquire and otherwise pay for specific computer equipment, programming, and related services, not to exceed $19,000.

    12. Buyer and Sellers represent that they have had adequate opportunity to obtain any information relevant to the decision to enter into this Contract, and have also had adequate opportunity to consult with advisors of their choice.

    13. The closing of this Contract is conditioned on approval by the Board of Directors of Buyer.

    14. Any amendments, addenda, modifications, or changes to this Contract must be in writing and signed by the parties.

    15. Rights and obligations created by this Contract are binding upon the parties, their successors and assigns.

    16. Notices.  Any notices required to be sent will be delivered to the parties at these addresses:

To Sellers:	GoverNet Affairs, Inc. 748 Robinson Farms Drive Suite 200 Marietta, GA 30068
To Buyer:	Internet Law Library, Inc. ATTN: Hunter M. A.Carr, CEO 4301 Windfern Road Houston, TX 77041-8915

    17. This Contract will be construed according to the laws of Texas.

    18. Closing date is the date the Board of Directors approves this agreement and not later that ten (10) business days after execution date of this contract.

SIGNED on November 8, 1999.

Sellers:		Buyer: Internet Law Library, Inc.
By	/s/ RONALD W. HOGAN Ronald W. Hogan	By	/s/ HUNTER M.A. CARR Hunter M.A. Carr
By	/s/ CHARLES E. BOWEN, JR. Charles E. Bowen, Jr.
By	/s/ JOHN R. MARSH John R. Marsh

EXHIBIT A
OPTION AGREEMENT TO PURCHASE STOCK

    This Agreement is made between the parties effective            , 1999.

    Internet Law Library, Inc., SELLER, and            , OPTIONEE, agree:

    In consideration of a Contract for Sale of Stock made on November 8, 1999, and in further consideration of the following terms, OPTIONEE, who are, or formerly were, an officer, director, or employee of GoverNet Affairs, Inc. (the "Company"), has the right to purchase from SELLER, all or any part of the shares described below of the common stock issued by SELLER from the effective date of this agreement as outlined below:

    1.  Payment by OPTIONEE to SELLER of the strike price time the number of shares eligible for purchase as shown in paragraph 1(a) below within five years from the date Optionee has the right to purchase. Payment is to be made by cash, certified funds, or wire transfer. The shares purchased are not registered with the United States Securities and Exchange Commission, nor with the Securities Commission of any state. If any option is not exercised within the prescribed three-year period, it is void.

  a.
  Up to 320,000 shares, with the right to purchase        shares on August 31, 2000 ("Series No. 1");        shares on August 31, 2001 (Series No. 2"); and        shares on August 31, 2002 ("Series No. 3");

  b.
  The strike price shall be the closing price of SELLER's common stock on the effective date of this Agreement (as reported by Bloomberg.com);

  c.
  The options will vest if the Company's results of operations, specifically, its revenues and its earnings before interest, taxes, depreciation and amortization ("EBITDA"), as determined from the application of generally accepted accounting principles, consistently applied, during each of the periods specified below, equal or exceed the following conditions:

  (i.)
  As to Series No. 1 shares, for the eight months ended June 30, 2000, revenue of $977,450, and EBITDA that is equal to or greater than 6.0 % of revenue,

  (ii.)
  As to Series No. 2 shares, for the year ended June 30, 2001, revenue of $1,425,225, and EBITDA that is equal to or greater than 8.0 % of revenue, and

  (iii.)
  As to Series No. 3 shares, for the year ended June 30, 2002, revenue of $1,781,530, and EBITDA that is equal to or greater than 10.0 % of revenue.

    SELLER agrees in good faith not to take any actions (or omit to take any actions) that would adversely affect the Company's ability to meet these goals. Notwithstanding any provision herein to the contrary, all options will be fully vested and exercisable immediately upon the occurrence of (A) OPTIONEE termination without cause and (B) OPTIONEE death or Disability, or a Change of Control.

    "Cause" means (A) any misrepresentation of a material fact to, or concealment of a material fact from, a member of the Board of Directors of SELLER : (B) the OPTIONEE's failure to follow a lawful written directive of the Board of Directors; (C) OPTIONEE's willful violation of any material rule, regulation or policy that may be established from time to time in the SELLER's or the Company's business; (D) the OPTIONEE,s unlawful possession, use or sale of narcotics or other controlled substances (E) any act or omission of the OPTIONEE in the scope of their employment or service (i) that results in the assessment of a criminal penalty against the OPTIONEE, the Company, or the SELLER, or (ii) that in the reasonable judgment of the Board of Directors of the SELLER would result in a material violation of any federal, state, local or foreign law or regulation; or (F) the OPTIONEE's conviction of or a plea of guilty or no contest to any crime involving an act of moral turpitude. Whether any termination of OPTIONEE's employment hereunder constitutes a for Cause termination in accordance with the foregoing shall be determined in the reasonable judgment of the Board of Directors of SELLER.

    "Change of Control" means (A) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") of the SELLER cease for any reason to constitute at least 51% of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (B) the SELLER shall consummate a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the SELLER immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding voting securities representing more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company; (C) the stockholders of the Company shall approve a sale of all or substantially all of the stock or assets of the Company.

    2.  Services provided in the past and to be provided in the future by OPTIONEE to SELLER, the receipt of which is acknowledged, is further consideration for this transaction.

    3.  OPTIONEE represents that he is are qualified to purchase these shares under the relevant rules and regulations of the United States Securities and Exchange Commission and the Securities Commission of any state that may have jurisdiction.

    4.  OPTIONEE further represents that he is not purchasing these shares with an intent to resell, nor will they take any actions that may result in OPTIONEE being considered an underwriter of the shares.

    5.  No sale, transfer, or other disposition of this option may be made other than by the terms of this agreement, except if to a successor by merger or consolidation or to shareholders of a successor in interest.

    6.  Prior to any transfer of any shares purchased under this agreement, OPTIONEE will provide to SELLER, the issuer of the stock, a legal opinion, in a form acceptable to the counsel for the issuer, that the transfer will not result in the loss of the exemptions from registration of the securities then claimed by issuer.

    7.  Any stock issued under this option agreement will be subject to section 144 of the SEC Rules and will not be transferable for twelve months from the date of issuance of the stock certificate(s), unless to an underwriter for the purpose of exercising the option and making a public distribution of the underlying shares.

    8.  SELLER agrees to notify OPTIONEE at least ten days prior to any dissolution, liquidation, winding up, or takeover of SELLER, stating the record date for any rights to be taken under this agreement.

    9.  OPTIONEE must exercise this option within the time periods stated in this agreement, or this option will become void if not so exercised.

    10. OPTIONEE further represents that he/she/it has had adequate opportunity to obtain any information relevant to the decision to purchase and has also had adequate opportunity to consult with advisors of his choice.

    11. Notices required to be delivered under this agreement are to be made to:

SELLER:	Internet Law Library, Inc. ATTN: Corporate Secretary 4301 Windfern Rd. Houston, TX 77041-8915
OPTIONEE:

    12. In the event of a proposed sale of all or substantially all of the assets of SELLER or the merger of SELLER with or into another corporation, each option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless such successor corporation does not agree to assume the option or to substitute an equivalent option, in which case the Board shall, in lieu of such assumption or substitution, provide for OPTIONEE to have the right to exercise the option as to all of the optioned shares, including shares as to which the option would not otherwise be exercisable. If the Board makes the option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify OPTIONEE that the option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the option will terminate upon the exercise of such period.

    The Board shall have the right to substitute an equivalent option or assume an option in connection with mergers, reorganizations, separations or other transactions.

Dated and Effective:            , 1999.

INTERNET LAW LIBRARY, INC.:
By	Hunter M.A. Carr
Its	Chairman/CEO

EXHIBIT B
DOCUMENTS PRODUCED BY SELLERS FOR REVIEW BY BUYER

1)
Material Agreements;

2)
Financial Statements, including balance sheets as of September 30, 1999, and December 31, 1998, and income statements for the nine months ended September 30, 1999, and for the year ended December 31, 1998.

3)
Federal income tax returns for the years ended December 31, 1998 and 1997.

4)
Subsidiary ledgers for accounts receivable and accounts payable as of September 30, 1999.

5)
Listing of all tangible property and equipment as September 30, 1999.

6)
Corporate books, including Articles of Incorporation, Bylaws, Shareholders' lists, and Corporate Minutes and Resolutions

EXHIBIT C
TERMS TO BE INCLUDED IN EMPLOYMENT AGREEMENTS

1)
Term of employment agreements, beginning with the closing date of this Contract, will be three (3) years with Buyer having the right to terminate any agreement without cause based on performance reviews. The first such review to occur as of June 30, 2000, with annual reviews thereafter as of June 30, 2001 and June 30, 2002.

2)
Monthly Compensation:

Hogan	$7,000
Marsh	$5,667
3)
Insurance benefits equivalent to those provided to officers and employees, in comparable positions, of Buyer and its subsidiaries.

4)
Vacation and holiday benefits equivalent to those provided to officers and employees, in comparable positions, of Buyer and its subsidiaries

5)
Termination provisions and severance benefits equivalent to those provided to officers and employees, in comparable positions, of Buyer; provided however, that Hogan will be entitled to a minimum of one year's salary in the event of a termination not for cause.

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CONTRACT FOR SALE OF STOCK
EXHIBIT A OPTION AGREEMENT TO PURCHASE STOCK
EXHIBIT B DOCUMENTS PRODUCED BY SELLERS FOR REVIEW BY BUYER
EXHIBIT C TERMS TO BE INCLUDED IN EMPLOYMENT AGREEMENTS